Exhibit 5.2

May 21, 2014

To Each of the Parties Listed

on Schedule A Attached Hereto

Re:	American Airlines 2013-2 Pass Through Certificates Form S-4 Registration Opinion

Ladies and Gentlemen:

We have acted as counsel to Wilmington Trust Company, a Delaware trust company (in its individual capacity, “Wilmington Trust”), in connection with the transactions contemplated by (i) the Registration Statement on Form S-4 (the “Registration Statement”) of American Airlines, Inc. (the “Company”) filed on the date hereof with the Securities and Exchange Commission in accordance with the provisions of the Registration Rights Agreements (hereinafter defined), (ii) the Pass Through Trust Agreement, dated as of March 12, 2013 (the “Basic Agreement”), between Wilmington Trust, as Pass Through Trustee (the “Pass Through Trustee”), and the Company, as supplemented by Trust Supplement 2013-2A, dated as of July 31, 2013 (the “2013-2A Trust Supplement”; the Basic Agreement as so supplemented, the “Class A Pass Through Trust Agreement”) pursuant to which the American Airlines Pass Through Certificates, Series 2013-2A (the “Old Class A Pass Through Certificates”) were issued and pursuant to which the new American Airlines Pass Through Certificates, Series 2013-2A (the “New Class A Pass Through Certificates”) are to be issued in exchange therefor, (iii) the Basic Agreement as supplemented by Trust Supplement 2013-2B, dated as of November 27, 2013 (the “2013-2B Trust Supplement”; the Basic Agreement as so supplemented, the “Class B Pass Through Trust Agreement”) pursuant to which the American Airlines Pass Through Certificates, Series 2013-2B (the “Old Class B Pass Through Certificates”) were issued and pursuant to which the new American Airlines Pass Through Certificates, Series 2013-2B (the “New Class B Pass Through Certificates”) are to be issued in exchange therefor, and (iv) the Basic Agreement as supplemented by Trust Supplement 2013-2C, dated as of December 20, 2013 (the “2013-2C Trust Supplement” and, together with the 2013-2A Supplement and the 2013-2B Supplement, each a “Trust Supplement” and, collectively, the “Trust Supplements”; the Basic Agreement as so supplemented, the “Class C Pass Through Trust Agreement”, and together with the Class A Pass Through Trust Agreement and the Class B Pass Through Trust Agreement, each a “Pass Through Trust Agreement” and, collectively the “Pass Through Trust Agreements”) pursuant to which the American Airlines Pass Through Certificates, Series 2013-2C (the “Old Class C Pass Through Certificates”, and together with the Old Class A Pass Through Certificates and the Old Class B Pass Through Certificates, the “Old Pass Through Certificates”) were issued and pursuant to which the new American Airlines Pass Through Certificates, Series 2013-2C (the “New Class C Pass Through Certificates” and together with the New Class A Pass Through Certificates and the New Class B Pass Through Certificates, the “New Pass Through

MJ Opinion AA EETC 2013-2 Exchange Offer

To Each of the Parties Listed

on Schedule A Attached Hereto

May 21, 2014

Certificates”) are to be issued in exchange therefor. This opinion is delivered to you at the request of Wilmington Trust. Capitalized terms used herein and not otherwise defined are used as defined in Pass Through Trust Agreements, except that reference herein to any documents shall mean such document as in effect as of the date hereof.

We have examined executed counterparts of the following documents:

(a)	the Pass Through Trust Agreements;

(b)	the Registration Rights Agreement, made and entered into July 31, 2013 (the “Class A Registration Rights Agreement”), among the Company, the Pass Through Trustee under the Class A Pass Through Trust Agreement, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC;

(c)	the Registration Rights Agreement, made and entered into November 27, 2013 (the “Class B Registration Rights Agreement”), among the Company, the Pass Through Trustee under the Class B Pass Through Trust Agreement, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC;

(d)	the Registration Rights Agreement, made and entered into on December 20, 2013 (the “Class C Registration Rights Agreement”, and together with the Class A Registration Rights Agreement and the Class B Registration Rights Agreement, the “Registration Rights Agreements”), among the Company, the Pass Through Trustee under the Class C Pass Through Trust Agreement, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC (the Registration Rights Agreements, together with the Pass Through Trust Agreements, the “Transaction Documents”); and

(c)	the forms of New Pass Through Certificates to be issued in exchange for the Old Pass Through Certificates (such issuance and exchange, the “Exchange Offer”).

We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

MJ Opinion AA EETC 2013-2 Exchange Offer

To Each of the Parties Listed

on Schedule A Attached Hereto

May 21, 2014

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1. Wilmington Trust is a trust company duly organized and validly existing in good standing under the laws of the State of Delaware, and has the full power, authority and legal right to execute, deliver and perform its obligations under, in its individual capacity or as Pass Through Trustee, as the case may be, the Transaction Documents, and the Pass Through Trustee has the full corporate power and authority to issue, execute, deliver and authenticate the New Pass Through Certificates to be delivered in exchange for the Old Pass Through Certificates pursuant to the Exchange Offer. Wilmington Trust is a “citizen of the United States” as defined in 49 U.S.C. § 40102.

2. Each of the Transaction Documents has been duly authorized by all necessary corporate or trust action, each of the Transaction Documents has been executed and delivered by Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, and constitutes a legal, valid and binding obligation of Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, enforceable against Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, in accordance with its terms.

3. The issuance of the New Pass Through Certificates by the Pass Through Trustee in connection with the Exchange Offer, subject to the satisfaction of all of the conditions and compliance with all of the terms of the Transaction Documents in connection with such Exchange Offer, has been duly authorized by all necessary corporate or trust action by the Pass Through Trustee, and upon execution, authentication and delivery of each of the New Pass Through Certificates in accordance with the applicable Pass Through Trust Agreement, the New Pass Through Certificates will constitute the duly authorized, legal, valid and binding obligations of the Pass Through Trustee, enforceable against the Pass Through Trustee in accordance with their terms and the terms of the applicable Pass Through Trust Agreement and the holders of such New Pass Through Certificates will be entitled to the benefits of the applicable Pass Through Trust Agreement.

4. No authorization, consent or approval of, notice to or filing with, or the taking of any other action in respect of, any governmental authority or agency of the United States or the State of Delaware governing the trust powers of Wilmington Trust is required for the authorization, execution, delivery or performance by Wilmington Trust in its individual capacity or as Pass Though Trustee, as the case may be, of the Transaction Documents, or the consummation of any of the transactions contemplated thereby or the issuance, execution, authentication and delivery of the New Pass Through Certificates in connection with the Exchange Offer, other than as have been obtained, given or taken already.

MJ Opinion AA EETC 2013-2 Exchange Offer

To Each of the Parties Listed

on Schedule A Attached Hereto

May 21, 2014

5. Neither the authorization, execution, delivery or performance by Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, of the Transaction Documents or the issuance of the New Pass Through Certificates in connection with the Exchange Offer, nor compliance with the terms and provisions of any thereof or the consummation of any of the transactions contemplated thereby, conflicts with the charter or bylaws of Wilmington Trust or results in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation of the United States or the State of Delaware governing the trust powers of Wilmington Trust or, to our knowledge, any order, writ, injunction or decree of any court or governmental authority against Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, or by which it or any of its properties is bound or, to our knowledge, any indenture, mortgage, contract or other agreement or instrument to which Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be, is a party or by which it or any of its properties is bound, or constitutes a default or result in a lien or encumbrance thereunder or, to our knowledge, results in a violation of any judgment or order applicable to Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be,.

6. To our knowledge, there are no proceedings pending or threatened against or affecting Wilmington Trust in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect the Class A Pass Through Trust, Class B Pass Through Trust or the Class C Pass Through Trust or question the right, power and authority of Wilmington Trust in its individual capacity, or as Pass Through Trustee, as the case may be, to enter into or perform its obligations under the Transaction Documents or to issue the New Pass Through Certificates in connection with the Exchange Offer, or which would call into question or challenge the validity of any of the Transaction Documents, or the New Pass Through Certificates or the enforceability thereof.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust (except that we express no opinion with respect to (i) federal securities laws, including, without limitation, the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, or (ii) state securities or blue sky laws). Insofar as the foregoing opinions relate to the validity and enforceability of any Transaction Documents expressed to be

MJ Opinion AA EETC 2013-2 Exchange Offer

To Each of the Parties Listed

on Schedule A Attached Hereto

May 21, 2014

governed by the laws of a state other than the State of Delaware, we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).

B. The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, or (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

C. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust in its individual capacity, or as Pass Through Trustee, as the case may be) of the Transaction Documents, that each of such parties has the full power, authority and legal right to execute, deliver and perform each such document.

D. We have assumed that all signatures (other than those of Wilmington Trust in its individual capacity or as Pass Through Trustee, as the case may be) on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

E. The opinions expressed in paragraph 6 above regarding any pending litigation or court order with respect to the Pass Through Trusts are limited solely to our search as of the date hereof of public records of the Chancery Court of the State of Delaware in and for New Castle County, the Superior Court of the State of Delaware in and for New Castle County and the United States District Court for the District of Delaware.

F. We have not participated in the preparation of any offering materials with respect to the New Pass Through Certificates and assume no responsibility for their contents.

G. In basing the opinions set forth herein on “our knowledge,” the words “our knowledge” signify that no information has come to the attention of the attorneys in the firm who are directly involved in the representation of Wilmington Trust in this transaction that would give us actual knowledge that any such opinions are not accurate. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

Circular 230 Notice. Any advice contained in this communication with respect to any federal tax matter was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that the Internal Revenue Service may impose on the taxpayer. If any such advice is made to any person other than to our client for whom the advice was prepared, the advice expressed above is being delivered to support the promotion or marketing (by a person other than Morris James LLP) of the transaction or matter discussed or referenced, and such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

MJ Opinion AA EETC 2013-2 Exchange Offer

To Each of the Parties Listed

on Schedule A Attached Hereto

May 21, 2014

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Morris James LLP

MML/SSF

MJ Opinion AA EETC 2013-2 Exchange Offer

SCHEDULE A

Wilmington Trust Company

American Airlines, Inc.

Debevoise & Plimpton LLP